EXHIBIT 99.(c)






FOR IMMEDIATE RELEASE                       CONTACT: Melanie Forbrick
                                                     813/866-5023

CRITCHFIELD TO RETIRE, KORPAN ELECTED CHAIRMAN OF FLORIDA PROGRESS CORPORATION

St. Petersburg, FL...April 17, 1998...Dr. Jack Critchfield today announced his plans to retire as chairman of the board of Florida Progress Corporation (NYSE:
FPC), effective June 30, 1998. In addition, the board elected President and CEO Dick Korpan to succeed Critchfield as company chairman, effective July 1, 1998.

Critchfield joined Florida Power Corporation in 1983 as the vice president of the utility's Central Florida Divisions. He went on to become the president of Electric Fuels Corporation in 1987. In 1988, Critchfield became president and chief operating officer of Florida Progress. He assumed the role of CEO in 1990 and in 1991 became the chairman of the board, a position he has held ever since.

"I have thoroughly enjoyed the 15 years I have spent working for Florida Progress and its subsidiaries, and so it is with mixed emotions that I announce my intentions to retire. I'm confident that we have in place an extremely talented management team that will lead this company to great things," said Critchfield.

Korpan joined Florida Progress in 1989 as executive vice president and chief financial officer. He went on to become the president and chief operating officer in 1991 and in 1996 also became the chairman and CEO of Florida Power. In June 1997, Korpan assumed the role of president and CEO of Florida Progress and remained as chairman of Florida Power.

"I'm very much looking forward to continuing the charge placed upon me by the board of directors and shareholders of this company. I intend to work diligently toward our goal to become a world-class energy services company in an increasingly competitive market place," said Korpan.

Florida Progress Corporation (NYSE:FPC) is a FORTUNE 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power Corporation, one of Florida's largest electric utilities serving 4.5 million residents and businesses in 32 counties in the central and northern portions of the state. Diversified operations include coal mining, marine operations and rail services.

                                      ###